Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Government Communications &	Principal and Director
Public Relations Director	ICR, Inc.
843.574.3866	203.682.8229

Force Protection to Restate Interim Consolidated

Financial Statements for First and Second Quarter 2007

—Company Intends to File Form 10-K for Fiscal Year 2007 with SEC on or before September 15, 2008—

Ladson, SC (August 28, 2008) –  Force Protection, Inc. (NASDAQ:FRPT) today announced that, as a result of the ongoing review of the Company’s September 30, 2007 interim and 2007 full year consolidated financial statements, it has concluded that it is necessary to restate its previously reported financial statements for the three month period ended March 31, 2007 and the three and six month periods ended June 30, 2007 and that such financial statements should no longer be relied upon.  The Company will file a Form 8-K with the Securities and Exchange Commission with regard to this restatement decision.  On March 3, 2008, the Company previously announced that its previously reported interim financial statements for the quarterly period ended September 30, 2007 would be restated and should no longer be relied on.

The Company reached the conclusion to restate based upon the recommendation of management and the concurrence of the Audit Committee of the Company’s Board of Directors.  Management discovered accounting errors during its 2007 interim period and year-end review, including errors associated with recognizing the value of revenue, certain accrued liabilities, inventory and deferred taxes in the proper quarterly periods.  The Company discussed the matters related to the restatement with Grant Thornton LLP, the Company’s current independent registered public accounting firm.  Therefore, the Company’s previously issued consolidated financial statements of the Company for the first and second quarters of 2007 filed on Quarterly Reports on Form 10-Q on May 15, 2007 and August 9, 2007, as well as the third quarter of 2007 filed on Form 10-Q on November 13, 2007, should not be relied upon until the restated financial statements are filed with the Securities and Exchange Commission and the restatement information disclosed therein is fully considered.

The Company intends to file an Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission on or before September 15, 2008.  The Company anticipates that its consolidated statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2007 will report net sales of approximately $890 million, representing an increase of over $694 million from net sales of $196 million for the year ended December 31, 2006.  The increase in net sales was primarily due to contracts awarded under the United States military’s Mine Resistant Ambush Protected (“MRAP”) vehicle program.  Although revenues increased in 2007, the Company expects that net income will be significantly lower than the $16.6 million of net income that the Company reported for the year ended December 31, 2006.

The Company continues to evaluate the impact of the matters described above on its internal controls over financial reporting and the Company’s disclosure controls and procedures.  Management noted it had previously identified and described material weaknesses in its internal control over financial reporting in its Quarterly Report on Form 10-Q filed on November 13, 2007.  As a result of these previously identified material weaknesses and other deficiencies identified during the review of financial statements for the year ended December 31, 2007, management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2007.  Additionally,

Force Protection, Inc.
9801 Highway 78 Bldg 1
Ladson SC  29456

management does not believe that the material weaknesses identified as of December 31, 2007 will be remediated by September 30, 2008 and anticipates that material weaknesses will be identified in its Quarterly Report on Form 10-Q for the first, second and third quarters of 2008.

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, the Cougar and the Buffalo, and the Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs).  The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program.

For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Language

This press release contains forward-looking statements, including statements regarding the Company’s continued listing on The Nasdaq Capital Market; the estimated timing for the filing of restatements of the Company’s financial statements set forth in the Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007; the estimated timing for the filing of the Annual Report on Form 10-K for the year-ended December 31, 2007; the Company’s expectations with regard to management’s evaluation of internal controls over financial reporting, including management’s ability to remediate weaknesses identified in this notice; the scope and number of material weaknesses in internal controls over financial reporting and their potential impact on the restatement process and estimated 2007 reviews.  Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements.  These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties include, but are not limited to, potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; the Company’s ability to identify and remedy internal controls weaknesses and deficiencies; the Company’s ability to effectively manage the risks in its business; the reaction of the marketplace to the foregoing; and any further errors in our accounting that the Company may find which could cause it to restate its financial statements for additional periods; and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Form 10-Q for the quarter ended September 30, 2007.